Exhibit 99.1

United Airlines Sets a Course for the Future

With Order of 50 Airbus A321XLR Aircraft

New aircraft will improve operational efficiency, elevate the inflight travel experience and reduce environmental impact

Airline expects to operate new aircraft on transatlantic routes out of its East Coast hubs in 2024

CHICAGO, Dec. 3, 2019 – United Airlines today announced an order to purchase 50 new Airbus A321XLR aircraft, enabling the carrier to begin replacing and retiring its existing fleet of Boeing 757-200 aircraft and further meet the airline’s operational needs by pairing the optimal aircraft with select transatlantic routes. The state-of-the-art aircraft, which United expects to introduce into international service in 2024, will also allow United to explore serving additional destinations in Europe from its East Coast hubs in Newark/New York and Washington.

“The new Airbus A321XLR aircraft is an ideal one-for-one replacement for the older, less-efficient aircraft currently operating between some of the most vital cities in our intercontinental network,” said Andrew Nocella, United’s executive vice president and chief commercial officer. “In addition to strengthening our ability to fly more efficiently, the A321XLR’s range capabilities open potential new destinations to further develop our route network and provide customers with more options to travel the globe.”

The next-generation A321XLR offers customers an elevated inflight experience and features modern amenities including LED lighting, larger overhead bin space and Wi-Fi connectivity. Additionally, the new aircraft lowers overall fuel burn per seat by about 30% when compared to previous generation aircraft, enabling United to further minimize its environmental impact as the carrier moves towards its ambitious goal of reducing its carbon footprint by 50% relative to 2005 levels by 2050.

United plans to begin taking delivery of the Airbus A321XLR in 2024. Additionally, the airline will defer the delivery of its order of Airbus A350s until 2027 to better align with the carrier’s operational needs.

Every customer. Every flight. Every day.

In 2019, United is focusing more than ever on its commitment to its customers, looking at every aspect of its business to ensure that the carrier keeps customers' best interests at the heart of its service. In addition to today's announcement, this year United:

•	Announced that MileagePlus award miles will never expire
•	Gave economy customers a choice of complimentary snacks on domestic flights
•	Made DIRECTV free for every customer on more than 200 aircraft
•	Released a new version of the award-winning, most downloaded app in the airline industry
•	Launched a new tool called ConnectionSaver, dedicated to improving the experience for customers with connecting flights
•	Partnered with CLEAR on free or discounted memberships for MileagePlus members
•	Announced PlusPoints, new upgrade benefits for MileagePlus Premier members
•	And introduced products in its amenity kits made exclusively for the airline by luxury skincare line Sunday Riley

About United

United’s shared purpose is “Connecting People. Uniting the World.” We are more focused than ever on our commitment to customers through a series of innovations and improvements designed to help build a great experience: Every customer. Every flight. Every day. Together, United and United Express operate approximately 4,900 flights a day to 358 airports across five continents. In 2018, United and United Express operated more than 1.7 million flights carrying more than 158 million customers. United is proud to have the world's most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates 788 mainline aircraft and the airline's United Express partners operate 560 regional aircraft. United is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".

###